Exhibit 99.1

FOR IMMEDIATE RELEASE
Company Contact: Wayne McDougall, CFO Angela Girard MapInfo Corporation 518-285-6000 investor@mapinfo.com	Investor Contact: John Heilshorn/Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 jody@lhai.com	Media Contact: Carol McGarry/Lauren Arnold Schwartz Communications 781-684-0770 mapinfo@schwartz-pr.com

MapInfo Corporation Acquires Southbank Systems Limited

Acquisition Advances MapInfo Strategy of Strengthening Presence in Target Vertical Markets

TROY, NY-- September 8, 2004-- MapInfo Corporation (Nasdaq: MAPS) today announced that it has acquired all of the shares of privately-held, Southbank Systems Limited, a provider of infrastructure management software and services solutions for the public sector in the United Kingdom and the Asia-Pacific region, for approximately ₤11.7 million (approximately $20.8 million) in cash, subject to a working capital adjustment. Southbank Systems is headquartered in Chatham, England and also has operations in Scotland, Australia and New Zealand.

The acquisition will strengthen the company's offering to the public sector, one of its targeted vertical markets, with the addition of enhanced location-enabled applications focused on addressing the asset management needs of local government organizations. Southbank Systems has developed strong relationships with such organizations and has a deep understanding of these organizations' needs. By leveraging Southbank Systems' domain knowledge and targeted applications, MapInfo expects the acquisition will create sales opportunities for its broader portfolio of offerings, including MapInfo Envinsa™, its comprehensive location intelligence platform.

MapInfo anticipates that this acquisition will be accretive immediately and will generate between $13 to $14 million in revenues and approximately $0.04 in earnings per share in the fiscal year ending September 30, 2005. The projected earnings per share includes estimated costs resulting from the acquisition, such as the amortization of intangibles and other integration related expenses.

"MapInfo's vertical market approach to helping organizations solve business problems that have a location component clearly differentiates the company in the enterprise software marketplace," said Mark Cattini, president and chief executive officer, MapInfo. "Acquiring Southbank Systems represents a continuation of our commitment to our customers by offering greater capability and solutions to our target markets. Southbank Systems brings substantial domain knowledge of the infrastructure management industry, including experience in understanding asset management requirements for the public sector. We plan to grow by further expanding Southbank Systems' core software product, Confirm™, into the UK public sector market and introducing it into other geographies where this unique solution can deliver value."

Founded in 1987, Southbank Systems develops and delivers complete infrastructure management solutions to many organizations primarily in the United Kingdom and in the Asia-Pacific region. Southbank Systems' primary offering is Confirm, a proven and scalable modular infrastructure management solution that enables the management of roads, bridges and structures, parks and open spaces, streetlights and signs, trees and property. By tracking, modifying and analyzing data about a customer's portfolio of assets, better decisions can be made about future investments in that network (maintenance, refurbishment, acquisitions and disposals) and day-to-day operation and management is made more effective. Southbank Systems also provides integrated solutions to meet the construction planning requirements of utility companies, highway authorities and private contractors with respect to underground infrastructure in specific areas.

Southbank Systems' revenues for calendar year 2003 were approximately $12.0 million with an operating profit of approximately $4.2 million, for a 35 percent operating margin. The majority of Southbank Systems' customers are local governments and contractor agencies that service these governmental entities. Southbank Systems has 74 employees.

About MapInfo

MapInfo Corporation is a global company that integrates software, data and services to help organizations realize greater value from location-based information and drive more insightful decisions. MapInfo solutions are available in 20 languages through a network of strategic partners and distribution channels in 60 countries. Headquartered in Troy, NY, MapInfo Corporation is on the World Wide Web at www.mapinfo.com.

Of Note

Statements in this press release regarding MapInfo's future financial performance, including statements regarding accretion attributed to the acquisition of Southbank Systems Limited and future revenue and earnings per share, statements regarding the broadening of usage of MapInfo's products in targeted vertical markets, and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. MapInfo's actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including the risks related to the integration of Southbank Systems Limited into MapInfo, the potential adverse impact of the acquisition on current or prospective customers of MapInfo and Southbank Systems and those other factors contained in the Company's quarterly report on Form 10-Q under the section "Factors Affecting Future Performance" as well as other documents that may be filed by MapInfo from time to time with the Securities and Exchange Commission. Forward-looking statements can be identified by forward-looking words such as "anticipate", "believe", "could", "estimate", "expect", "intend", "may", "should", "will", and "would" or similar words. MapInfo assumes no obligations to update any forward-looking statements.

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